Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter ended March 31, 2007 and Raises 2007 Full Year Guidance

LOESTRIN 24 FE and TACLONEX fuel strong growth in first quarter revenue and cash net income

HAMILTON, Bermuda, May 11, 2007—- Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended March 31, 2007. Total revenue in the quarter rose to $218.4 million, an increase of 31.2%, over the prior year quarter. The revenue growth in the quarter ended March 31, 2007 was driven by LOESTRIN 24 FE and TACLONEX, both of which were launched in April 2006. The Company reported a net loss of $4.5 million in the quarter compared with a net loss of $27.3 million in the prior year quarter.

Cash net income in the quarter ended March 31, 2007 was $51.0 million. The current quarter included a $7.5 million expense relating to the proposed settlements of certain legal actions related to OVCON 35. Excluding the after-tax impact of this expense, adjusted cash net income for the quarter was $58.4 million.

References in this release to “cash net income” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization of intangible assets and amortization (or write-off) of deferred loan costs related to our debt. Reconciliations from the Company’s reported results in accordance with U.S. GAAP to cash net income and to adjusted cash net income for all periods are presented in the table at the end of this press release.

“We had a strong quarter” said CEO Roger Boissonneault. “LOESTRIN 24 FE and TACLONEX were major contributors to our revenue growth. During the first quarter we completed the expansion of our Chilcott sales force which will enable us to launch promotional efforts behind our FEMCON FE brand and add another growth driver to our portfolio.”

Revenue

Revenue in the quarter ended March 31, 2007 was $218.4 million, an increase of $51.9 million or 31.2% over the prior year quarter. The primary drivers of the increase in revenue were the net sales of two products introduced in March 2006, LOESTRIN 24 FE and TACLONEX, which together contributed $59.0 million of growth for the quarter ended March 31, 2007 compared to the same quarter last year.

Sales of the Company’s oral contraceptives increased $14.8 million in the quarter, or 29.2%, compared with the prior year quarter. Beginning in April 2006, LOESTRIN 24 FE became the top promotional priority of our 175 territory Women’s Healthcare sales force generating revenue of $34.4 million in the quarter ended March 31, 2007 compared to $1.4 million in the prior year quarter. Filled prescriptions of LOESTRIN 24 FE increased 36.4% sequentially in the quarter ended March 31, 2007 compared to the quarter ended December 31, 2006. ESTROSTEP net sales decreased $3.8 million during the first quarter, or 14.7%, due primarily to a decline in filled prescriptions of 20.1% offset partially by higher average selling prices. ESTROSTEP filled prescriptions declined due to the Company’s promotional shift to LOESTRIN 24 FE. OVCON net sales during the quarter declined $19.4 million, or 80.7%, compared with the prior year quarter. The decline in OVCON revenue was due to the introduction of a generic version of OVCON 35 in late October 2006, which led to an 80.4% decline in filled prescriptions for OVCON 35 compared to the same quarter last year. FEMCON FE generated net sales in the quarter ended March 31, 2007 of $5.0 million. The Company introduced and began commercial sales of FEMCON FE in the second half of 2006, but did not initiate promotional efforts to launch the product until April 2007. Beginning in April 2007, FEMCON FE became the top promotional priority for our newly expanded Chilcott Labs sales force.

Sales of our dermatology products increased $35.5 million, or 56.7%, compared to the prior year quarter, primarily due to the increase in TACLONEX sales of $26.0 million. TACLONEX, which was launched in April 2006, achieved sequential growth in filled prescriptions of 12.7% in the first quarter compared to the quarter ended December 31, 2006. Sales of DORYX increased $1.4 million, or 5.6%, compared to the prior year quarter. DORYX prescriptions, which had been growing during the period from July 1, 2005 through June 30, 2006, softened in the second half of 2006 due to decreased promotional emphasis following the April 2006 launch of TACLONEX. In January 2007, the Company took steps to increase its Dermatology sales force’s promotional efforts with DORYX. While filled prescriptions for DORYX declined 15.3% compared to the same quarter last year, DORYX net sales in the quarter increased as price increases more than offset the decline in filled prescriptions. Sales of DOVONEX increased $8.1 million, or 23.8%, compared with the prior year quarter as price increases more than offset a 16.6% decline in filled prescriptions.

Sales of our hormone therapy products increased $2.6 million, or 7.9%, compared with the prior year quarter. The launch of the low-dose version of FEMHRT in 2006 helped to slow the decline of filled prescriptions in our hormone therapy portfolio. FEMHRT filled prescriptions were down 5.0% in the quarter compared with the prior year, the impact of which was essentially offset by increased selling prices. Filled prescriptions for ESTRACE Cream were down 3.5% in the quarter compared with the prior year, which was more than offset by increased selling prices. However, a contraction of pipeline inventories of ESTRACE CREAM in the quarter relative to the prior year quarter contributed to a 5.3% decrease in net sales of the product. SARAFEM, our product used to treat symptoms of pre-menstrual dysphoric disorder (PMDD), had sales of $9.2 million in the quarter ended March 31, 2007 compared with $10.6 million in the prior year quarter. The decrease is due to a 25.9% decline in filled prescriptions offset in part by increased prices.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $18.8 million in the quarter ended March 31, 2007 compared with the prior year quarter primarily due to the 29.9% increase in product net sales. Cost of sales in the quarter ended March 31, 2006 included $1.5 million representing the increased values of DOVONEX inventory recorded through the allocation of acquisition purchase price. Adjusted for the DOVONEX inventory step-up in the prior year quarter, our gross profit margin on product net sales decreased from 81.8% in the prior year to 76.6% in the current quarter. The decrease in our gross profit margin on product net sales was due to a number of factors including the mix of products sold with net sales of DOVONEX and TACLONEX accounting for 32.9% of our product net sales in the current quarter compared with 22.2% in the prior year quarter. Our gross profit margin was further reduced by the impact of a $3.6 million reserve recorded during the quarter for inventories of certain DOVONEX products on hand as of March 31, 2007 which we do not expect to sell due to a shift in our marketing strategies relating to the DOVONEX/TACLONEX product family. The cost of sales for DOVONEX and TACLONEX (which includes royalties based on our net sales, as defined in the relevant supply agreements), expressed as a percentage of product net sales, are significantly higher than the costs for our other products.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended March 31, 2007 were $77.9 million, an increase of $39.6 million, from $38.3 million in the prior year quarter. Advertising and promotion increased $21.7 million over the prior year quarter primarily due to the timing of two flights of direct to consumer advertising for LOESTRIN 24 FE totaling $15.4 million and other promotional spending in support of our new products. Selling and distribution expenses increased $5.2 million over the prior year quarter primarily due to the expansion of our field sales forces by approximately 75 territories to support the initiation of promotional activities for FEMCON FE beginning in the second quarter of 2007. In support of this launch, during the quarter ended June 30, 2007, we will run a flight of direct to consumer advertising for FEMCOM FE resulting in an expense of approximately $10.0 million. General, administrative and other expenses increased $12.7 million primarily due to an increase in legal expenses of $11.4 million which included a $7.5 million reserve for the proposed settlements of certain legal actions related to OVCON 35.

Research and Development (“R&D”) Activities

Our investment in product R&D totaled $7.4 million in the quarter ended March 31, 2007 compared with $9.6 million in the prior year quarter. R&D expense for the quarter ended March 31, 2006 included $3.0 million representing our cost to acquire an option to purchase certain rights with respect to a topical dermatology product currently in development by LEO. We expect our investment in R&D in 2007, exclusive of milestone payments we may make to third parties, to increase from the levels seen in 2006 as we anticipate having several clinical programs in process during the year.

Net Interest Expense

Net interest expense for the quarter ended March 31, 2007 was $30.9 million, a decrease of $14.2 million from $45.1 million in the prior year period. Included in the quarter ended March 31, 2007 was $1.3 million relating to the write-off of deferred loan costs associated with the prepayment of $60.0 million of our senior secured credit facility debt on March 30, 2007. The decrease in interest expense is primarily the result of reductions in outstanding debt of $738.2 million from March 31, 2006 to March 31, 2007, offset partially by higher interest rates in the current quarter compared with the same quarter in 2006.

Income taxes

Our effective tax rate for the quarter ended March 31, 2007 was 25.0%, which reflects our current estimate of the corporate effective tax rate for the full year 2007. The effective income tax rate for interim periods and the full year can be volatile due to changes in income mix forecasted among the various tax jurisdictions in which we operate.

Cash Net Income and Adjusted Cash Net Income

Cash net income for the quarter ended March 31, 2007 was $51.0 million. In arriving at cash net income, we add back the after-tax impact of the book amortization of intangible assets and the amortization or write off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the first quarter of 2007, the marginal tax rates associated with the amortization of intangible assets was 8.6% and the rate for amortization and write off of deferred financing costs was 9.1%.

The current quarter included $7.5 million of expenses relating to the proposed settlements of certain legal actions related to OVCON 35. Excluding the after-tax impact of this expense, adjusted cash net income for the quarter was $58.4 million or $0.23 per share based on all 250.6 million Class A shares outstanding.

Liquidity, Balance Sheet and Cash Flows

As of March 31, 2007, our cash and cash equivalents totaled $68.5 million and total debt outstanding was $1,487.8 million with no borrowings outstanding under our revolving credit facility. We generated $58.0 million of cash from operating activities in the quarter ended March 31, 2007 compared with $21.8 million in the prior year quarter. Net loss during the quarter ended March 31, 2007 decreased by $22.8 million to $4.5 million as compared with the prior year quarter. The quarter ended March 31, 2006 included increases in inventories of $26.0 million primarily due to the new DOVONEX and TACLONEX inventories which lowered the cash flows from operating activities. This increase in DOVONEX and TACLONEX inventories in 2006 does not have a continuing impact on our cash flows from operations. Capital expenditures in the current quarter totaled $3.8 million and included continued investments in our Fajardo, Puerto Rico manufacturing facility.

2007 Financial Guidance Update

Based on the first quarter results and the current outlook for the remainder of 2007, the Company is increasing its full year 2007 financial guidance. For 2007, the Company anticipates revenue to be in the range of $850 to $870 million based on our increased outlook for sales of LOESTRIN 24 FE, FEMCON FE and TACLONEX.

Total SG&A expenses are expected to be in the range of $243 to $254 million, an increase of $21 million from original guidance given in January 2007. This reflects an increase in promotional expenses in the second half of 2007, additional selling expense primarily related to the addition of ten sales territories and the $7.5 million of general and administrative expense incurred in the first quarter related to the proposed OVCON 35 litigation settlements.

Based on the revised guidance, GAAP net income is expected to be in the range of $12 to $17 million. Adjusted cash net income, which adds back the after tax impact of book amortization of intangible assets, the amortization and write off of deferred financing costs and the first quarter expense associated with the proposed OVCON 35 litigation settlements, is expected to be in the range of $235 to $240 million. Using 250.6 million Class A common shares, the Company expects adjusted cash net income per share to be in the range of $0.94 to $0.96 for the full year 2007.

For a detailed view of the Company’s updated 2007 financial guidance as compared to the original guidance provided in January 2007, please refer to the summary at the end of the press release.

Investor Conference Call

The Company is hosting a conference call, open to all interested parties, on Friday, May 11, 2007 beginning at 8:00 AM EST. The number to call within the United States and Canada is (800) 361-0912. Participants outside the United States and Canada should call (913) 981-5559. The conference ID number is 7640384. A replay of the conference call will be available from two hours after the call through midnight EST June 2, 2007 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada.

The Company

Warner Chilcott is a leading specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription products in the women’s healthcare and dermatology therapeutic categories in the United States. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; the other risks identified in our December 31, 2006 annual report on Form 10-K; and other risks detailed from time-to-time in our financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net (Loss)

Cash Net Income and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing a summary to show the computation of cash net income and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of cash net income and adjusted cash net income provide useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the periods ended March 31, 2007 and 2006. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s 8  3/4% Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended
	Mar-31-07	Mar-31-06
REVENUE:
Product net sales	$216,159	$166,461
Other revenue	2,262	—

Total revenue	218,421	166,461

COSTS & EXPENSES:
Cost of sales (excludes amortization)	50,597	31,807
Selling, general and administrative	77,898	38,286
Research and development	7,432	9,571
Amortization of intangible assets	57,553	58,826
Interest income	(1,331)	(404)
Interest expense	32,275	45,496
Accretion on preferred stock of subsidiary	—	8,701

(LOSS) BEFORE TAXES	(6,003)	(25,822)
(Benefit) / provision for income taxes	(1,501)	1,434

NET (LOSS)	(4,502)	(27,256)
Preferential distribution to Class L shareholders	—	21,837

Net (loss) attributable to Class A shareholders	$(4,502)	$(49,093)

Earnings (Loss) per share:
Class A - Basic & Diluted	$(0.02)	$(0.55)

Class L - Basic	(a )	$2.05

Class L - Diluted	(a )	$2.05

RECONCILIATION TO CASH NET INCOME:
Net (loss)	$(4,502)	$(27,256)
+ Amortization of intangible assets, net of tax	52,607	53,768
+ Amortization of deferred loan costs, net of tax	2,904	2,293

Cash net income	$51,009	$28,805

Non-recurring, one-time charges included above:
+ Accretion on preferred stock of subsidiary, net of tax	—	8,701
+ Expenses related to litigation settlements, net of tax	7,350	—

ADJUSTED CASH NET INCOME	$58,359	$37,506

(a)	= All outstanding Class L common stock of the Company (the "Class L common shares") was converted into Class A common stock of the Company (the "Class A common shares") upon the Company's initial public offering ("IPO") on September 20, 2006.

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of March 31, 2007	As of December 31, 2006
ASSETS
Current assets:
Cash & cash equivalents	$68,502	$84,464
Accounts receivable, net	74,318	74,287
Inventories	68,929	66,376
Prepaid expenses & other current assets	88,571	70,678

Total current assets	300,320	295,805

Other assets:
Property, plant and equipment, net	49,204	46,035
Intangible assets, net	1,483,405	1,533,757
Goodwill	1,244,194	1,241,452
Other non-current assets	42,470	45,496

TOTAL ASSETS	$3,119,593	$3,162,545

LIABILITIES
Current liabilities:
Accounts payable	$27,715	$23,094
Accrued expenses & other current liabilities	140,318	136,101
Current portion of long-term debt	11,182	11,790

Total current liabilities	179,215	170,985

Other liabilities:
Long-term debt, excluding current portion	1,476,620	1,538,960
Other non-current liabilities	140,630	124,368

Total liabilities	1,796,465	1,834,313

SHAREHOLDERS' EQUITY	1,323,128	1,328,232

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$3,119,593	$3,162,545

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-07	Mar-31-06
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(4,502)	$(27,256)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	2,354	1,595
Amortization of intangible assets	57,553	58,826
Amortization of debt finance costs	3,193	2,757
Stock compensation expense	1,685	762
Accretion of preferred stock in subsidiary	0	8,701
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid and other assets	(9,791)	(8,755)
(Increase) in inventories	(2,553)	(25,962)
Increase in accounts payable, accrued & other liabilities	9,705	3,441
Increase in income taxes and other, net	407	7,665

Net cash provided by operating activities	$58,051	$21,774

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(7,200)	(245,736)
Capital expenditures	(3,809)	(3,156)

Net cash (used in) investing activities	$(11,009)	$(248,892)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank term credit facility	0	240,000
(Repayments) under senior secured credit term loan facility	(62,948)	(3,500)
Borrowings under revolving credit facilities	0	20,000
(Repayment) of revolving credit facilities	0	(20,000)
Other	(56)	(75)

Net cash (used in) / provided by financing activities	(63,004)	236,425

Net (decrease) / increase in cash and cash equivalents	$(15,962)	$9,307

Cash and cash equivalents, beginning of period	84,464	11,502

Cash and cash equivalents, end of period	$68,502	$20,809

WARNER CHILCOTT LIMITED

Reconciliation of Net (loss) to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-07	Mar-31-06
RECONCILIATION TO ADJUSTED EBITDA:

Net (loss) - GAAP	$(4,502)	$(27,256)
+ Interest expense, net	30,944	45,092
+ (Benefit)/provision for income taxes	(1,501)	1,434
+ Stepped up basis of inventory in cost of sales	—	1,464
+ Non-operating, sponsors' management fees in SG&A	—	1,250
+ Non-cash share-based compensation expense	1,685	762
+ Depreciation	2,354	1,595
+ Amortization of intangible assets	57,553	58,826
+ LEO R&D expense	—	3,000
+ Accretion on preferred stock in subsidiary	—	8,701
+ Litigation settlements	7,500

Adjusted EBITDA of WCL, as defined	$94,033	$94,868

+ Expenses of WCL and other	1,231	—

Adjusted EBITDA of Warner Chilcott Holdings

Company III, Ltd., as defined	$95,264	$94,868

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Limited is not a party to these agreements. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Increase (decrease)
	Mar-31-07	Mar-31-06	Dollars	Percent
Oral Contraception ("OC")
LOESTRIN 24 FE	$34.4	$1.4	$33.0	n.m.
FEMCON FE	5.0	—	5.0	100.0%
ESTROSTEP FE	22.0	25.8	(3.8)	-14.7%
OVCON 35/50	4.6	24.0	(19.4)	-80.7%

Total OC	66.0	51.2	14.8	29.2%

Hormone therapy ("HT")
ESTRACE Cream	$15.7	$16.6	$(0.9)	-5.3%
FEMHRT	13.2	13.2	—	0.4%
FEMRING	3.5	2.1	1.4	70.4%
ESTRACE Tablets	2.6	1.5	1.1	68.4%
FEMTRACE	1.4	0.4	1.0	249.9%

Total HT	36.4	33.8	2.6	7.9%

Dermatology
DOVONEX	$41.9	$33.8	$8.1	23.8%
TACLONEX	29.2	3.2	26.0	n.m.
DORYX	26.7	25.3	1.4	5.6%

Total Dermatology	97.8	62.3	35.5	56.7%

PMDD
SARAFEM	$9.2	$10.6	$(1.4)	-13.2%

Other product sales
Other	1.0	2.7	(1.7)	-62.6%
Contract manufacturing	5.7	5.9	(0.2)	-2.2%

Total product net sales	216.1	166.5	49.6	29.9%

Other revenue
Other non-product revenue	2.3	—	2.3	100.0%

Total revenue	$218.4	$166.5	$51.9	31.2%

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Increase (decrease)
	Mar-31-07	Mar-31-06	Dollars	Percent
Advertising & promotion	$31.3	$9.6	$21.7	227.3%
Selling & distribution	21.7	16.5	5.2	31.4%
General, administrative & other	24.9	12.2	12.7	104.4%

Total SG&A	$77.9	$38.3	$39.6	103.5%

Warner Chilcott Limited

2007 Full Year Financial Guidance

(U.S. dollars in millions, except per share)

	Original Guidance January 2007	Revised Guidance May 2007
Total Revenue	$820 to $840	$850 to $870

Gross margin as a % of revenue	79% to 80%	79% to 80%

SG&A Expenses:
Selling	$82 to $85	$87 to $90
A&P	$70 to $73	$80 to $83
G&A	$70 to $73	$78 to $81

Total SG&A Expense	$222 to $231	$243 to $254

Total R&D1	$40 to $45	$40 to $45

Total income tax provision[2]	8% to 9% of EBTA	8% to 9% of EBTA

GAAP Net Income	$8.0 to $13.0	$12.0 to $17.0

Cash Net Income (“CNI”), adjusted[3]	$225 to $230	$235 to $240

CNI per share, adjusted[4]	$0.90 to $0.92	$0.94 to $0.96

[1]	Total R&D consists of internal R&D anticipated to be in the range of $30 to $35 million and a $10 million milestone payment to LEO Pharma is the midpart of 2007.
[2]	A proxy for the total 2007 tax provision is estimated to be in the range of 8% to 9% of earnings before taxes and book amortization.
[3]

A reconciliation of GAAP net income to adjusted cash net income adds back the expected after tax impact of amortization of intangibles ($204.8M), the expected after tax impact of deferred financing fees ($10.8M) and the 1Q07 expense associated with the proposed settlement of legal actions related to OVCON 35 ($7.4M).

[4]	Cash net income per share is based on 250.6 million fully diluted Class A shares.